Exhibit 99.1

Financial Report October - December 2024 Stockholm, Sweden, January 31, 2025 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report October - December 2024

Q4 2024: Record operating profit, margin and EPS

Financial highlights Q4 2024

$2,616 million net sales

4.9% net sales decrease

3.3% organic sales decline*

13.5% operating margin

13.4% adjusted operating margin*

$3.10 diluted EPS, 14% increase

$3.05 adjusted diluted EPS*, 19% decrease

Full year 2025 guidance Around 2% organic sales growth Around 2% negative FX effect on net sales Around 10-10.5% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the fourth quarter of 2024

•
Fourth quarter sales decreased organically* by 3.3%, which was 3.7pp below the global LVP increase of 0.4% (S&P Global Jan 2025). Regional and customer LVP mix is estimated to have contributed to about 4pp underperformance. We outperformed in Asia excl. China and in Europe, mainly due to product launches and positive pricing. Our sales to domestic Chinese OEMs grew by 20%, almost in line with their growth in LVP. Due to negative LVP mix in China, as sales of lower safety content models grew strongly while higher content models declined, we still underperformed in China. We expect that our strong order intake with domestic OEMs will lead to a record number of new launches in China and thereby significantly improve Autoliv's performance in China in 2025. Dealer inventory reductions by major customers resulted in underperformance in Americas.
•
Profitability improved, with several new record highs mainly due to successful execution of cost reductions and commercial recoveries. Total headcount decreased by around 7%. Operating income reached a new record high of $353 million and operating margin reached a new record high of 13.5%. Adjusted operating income* was also a record at $349 million and adjusted operating margin's* new record is now 13.4%. Return on capital employed was 35.8% and adjusted return on capital employed* was 35.2%.
•
Operating cash flow was $420 million, reaching a new record of $1,059 million for FY2024. Free operating cash flow* in the quarter was $288 million compared to $297 million last year. At 1.2x, the leverage ratio* remained well within our target range. In the quarter, a dividend of $0.70 per share was paid, and 1.04 million shares were repurchased and retired.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q4 2024	Q4 2023	Change	FY 2024	FY 2023	Change
Net sales	$2,616	$2,751	(4.9)%	$10,390	$10,475	(0.8)%
Operating income	353	237	49%	979	690	42%
Adjusted operating income1)	349	334	4.7%	1,007	920	9.5%
Operating margin	13.5%	8.6%	4.9pp	9.4%	6.6%	2.8pp
Adjusted operating margin1)	13.4%	12.1%	1.2pp	9.7%	8.8%	0.9pp
Earnings per share - diluted	3.10	2.71	14%	8.04	5.72	40%
Adjusted earnings per share - diluted1)	3.05	3.74	(19)%	8.32	8.19	1.6%
Operating cash flow	420	447	(6.0)%	1,059	982	7.8%
Return on capital employed2)	35.8%	24.4%	11pp	25.0%	17.7%	7.2pp
Adjusted return on capital employed1,2)	35.2%	32.9%	2.3pp	25.6%	23.1%	2.5pp

1) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Non-U.S. GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

I am pleased that we delivered strong profitability and cash flow in the fourth quarter. We reached new record highs in the quarter for operating profit, operating margin and EPS. For the full year, we also had a record high operating cash flow. I am also pleased that we generated a high return on capital employed for the quarter and year and models, we underperformed the LVP growth in China. However, we expect a record number of new launches in China in 2025 and thereby a significant performance improvement in China in 2025.

We achieved several strategic major wins with new automakers in 2024 although OEMs' sourcing of new business was at a low level in 2024. This was due to technological and geopolitical uncertainties and the sourcing of several large platforms were pushed into 2025.

We expect 2025 to be a challenging year for the automotive industry with LVP declining slightly and continued geopolitical risks. This uncertainty makes it challenging to predict how business conditions in general and automotive markets in particular will develop in 2025. However, our continued focus on efficiency is expected to support further improvement of our profitability towards our mid-term financial targets. Our continued strong cash flow and balance sheet should set a solid foundation for our ongoing commitment to high shareholder returns.

I am looking forward to our Capital Markets Day, planned for June 3, 2025, when we will share our view of our way forward with you. More details to be announced shortly.

that we could achieve this strong performance despite a continued LVP mix deterioration leading to lower sales.

Our strong performance for both the quarter and the full year was mainly a result of our strict cost control. Our structural cost reduction program has enabled a reduction of the indirect work force by 1,400 since Q1 2023. We accelerated our operating efficiency improvements, supported by an improved customer call-off accuracy, which contributed to a reduction of direct headcount by 9% in one year. The strong results for both the quarter and the full year were also supported by reaching agreements with all major customers on excess inflation compensation.

As LVP growth mix continued to be tilted towards lower CPV

Financial Report October - December 2024

Full year 2025 guidance

In addition to the assumptions noted below, our full year 2025 guidance is mainly based on our customer call-offs, the achievement of our targeted cost compensation effects and no material changes to tariffs or trade restrictions.

Full year 2025 Guidance
Organic sales growth	Around 2%
Adjusted operating margin1)	Around 10-10.5%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Around 5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2025 Assumptions
LVP Growth	Around 0.5% negative
FX impact on net sales	Around 2% negative
Tax rate3)	Around 28%
3) Excluding unusual tax items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, January 31, 2025. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report October - December 2024

Business and market condition update

Supply Chain

In the fourth quarter, global LVP increased by 0.4% year-over-year (according to S&P Global Jan 2025). Call-off volatility improved slightly compared to a year earlier and compared to the third quarter of 2024, although it remains higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice, although improved, continued to have a negative impact on our production efficiency and profitability in the quarter. We expect call-off volatility in 2025 on average to be slightly lower than it was in 2024 but still remain higher than pre-pandemic levels.

Inflation

In the fourth quarter, cost pressure from labor and other items had a negative impact on our profitability, although most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. In 2024 we successfully received inflation compensation from all of our major customers. Raw material price changes had a slight negative impact on our profitability during the fourth quarter. We expect raw material prices in 2025 to increase slightly for the full year. We expect cost pressure from inflation to moderate in 2025, but we still expect some pressure coming mainly from labor, especially in Europe and the Americas. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

Geopolitical risks, tariffs and other matters

Geopolitical uncertainties will continue to create a challenging operating environment. We also see a likelihood that there will be new or increased tariffs or other related trade restrictions imposed in 2025 that may impact our operations. We continue to closely monitor the situation and are prepared to remain agile in responding to any such developments.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, 2024, October 2024 and January 2025. All rights reserved.

Financial Report October - December 2024

Key Performance Trends

Net Sales Development by region	Operating and adjusted* operating income and margins

USD Bn
0
1
2
3
4
5
6
7
8
9
10
11
Americas
Europe
China
Asia, ex China
Autoliv
FY'20
FY'21
FY'22
FY'23
FY'24

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'20
FY'21
FY'22
FY'23
FY'24
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex, net and D&A	Operating cash flow

USD M
500
450
400
350
300
250
200
150
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'20
FY'21
FY'22
FY'23
FY'24
Capex, net
Capex, net % of sales
D&A % of sales

1200
1000
800
600
400
200
0
USD M
FY'20
FY'21
FY'22
FY'23
FY'24
Operating cash flow

Return on Capital Employed	Cash Conversion*

30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'20
FY'21
FY'22
FY'23
FY'24
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

D&A: Depreciation and Amortization. Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report October - December 2024

Consolidated sales development

Fourth quarter 2024

Consolidated sales	Fourth quarter		Reported change	Currency	Organic
(Dollars in millions)	2024	2023	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,760	$1,864	(5.6)%	(1.5)%	(4.1)%
Seatbelt Products and Other2)	856	887	(3.5)%	(1.9)%	(1.6)%
Total	$2,616	$2,751	(4.9)%	(1.6)%	(3.3)%

Americas	$786	$861	(8.7)%	(4.3)%	(4.4)%
Europe	715	755	(5.3)%	(0.1)%	(5.2)%
China	587	617	(4.8)%	0.4%	(5.2)%
Asia excl. China	527	519	1.7%	(1.8)%	3.5%
Total	$2,616	$2,751	(4.9)%	(1.6)%	(3.3)%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales declined organically* by 4.1% in the quarter. The largest contributor to the decrease was steering wheels, passenger airbags, driver airbags and knee airbags, partly offset by growth in center airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 1.6% in the quarter. Sales declined organically in China and Europe while sales increased in Asia excluding China with the Americas being virtually unchanged.

Sales by region

Our global organic sales* decreased by 3.3% compared to the global LVP increase of 0.4% (according to S&P Global, Jan 2025). The underperformance was mainly driven by a negative regional and model LVP mix that we estimate contributed to about 4pp underperformance. This was particularly accentuated in China while dealer inventory reductions by major customers explain most of our underperformance in Americas. Our organic sales growth underperformed LVP growth by 13pp in China and by 2.6pp in Americas while we outperformed by 7.0pp in Asia excluding China and by 3.0pp in Europe.

LVP growth in China was heavily tilted to domestic OEMs with typically lower safety content. LVP for global OEMs declined by 8.3% while it increased by 24% for domestic OEMs. Autoliv's sales to domestic OEMs increased by 20% in the quarter. We expect that our strong order intake with domestic OEMs will lead to a record high number of new launches and significantly improve Autoliv's sales performance in China in 2025.

Q4 2024 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	(4.4)%	(5.2)%	(5.2)%	3.5%	(3.3)%
Main growth drivers	Ford, Honda, Toyota	Renault, VW, Ford	Geely, Chery, Changan	Suzuki, Toyota, Subaru	Renault, Geely, Toyota
Main decline drivers	Stellantis, EV OEM, Rivian,	Stellantis, Mercedes, Volvo	Honda, GM, Lixiang auto	Honda, Mazda, Ford	Stellantis, Honda, Volvo

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q4 2024	Americas	Europe	China	Asia excl. China	Global
LVP (Jan 2025)	(1.8)%	(8.2)%	8.3%	(3.5)%	0.4%
LVP (Oct 2024)	(3.1)%	(8.9)%	(1.6)%	(4.7)%	(4.0)%

Financial Report October - December 2024

Consolidated sales development

Full year 2024

Consolidated sales	Full year		Reported change	Currency	Organic
(Dollars in millions)	2024	2023	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$7,023	$7,055	(0.5)%	(1.2)%	0.7%
Seatbelt Products and Other2)	3,367	3,420	(1.6)%	(1.3)%	(0.2)%
Total	$10,390	$10,475	(0.8)%	(1.2)%	0.4%

Americas	$3,424	$3,526	(2.9)%	(1.2)%	(1.7)%
Europe	2,946	2,877	2.4%	1.0%	1.4%
China	2,010	2,105	(4.5)%	(1.3)%	(3.2)%
Asia excl. China	2,010	1,968	2.2%	(4.4)%	6.6%
Total	$10,390	$10,475	(0.8)%	(1.2)%	0.4%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales grew organically* by 0.7% in the period. The largest contributor to the increase was steering wheels, followed by center airbags, side airbags, inflatable curtains and inflators, partly offset by decreases for passenger airbags, knee airbags and driver airbags.

Sales by product - Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 0.2% in the period. Sales decreased organically in China and Europe, while it increased in Asia excluding China and the Americas.

Sales by region

Our global organic sales* increased by 0.4% compared to the global LVP decrease of 1.2% (according to S&P Global, Jan 2025). The 1.6pp outperformance was mainly driven by new product launches and higher prices, partly offset by negative customer and model mix.

Our organic sales growth outperformed LVP growth by 11pp in Asia excluding China and by 6.1pp in Europe while it was in line with LVP growth in Americas. Our sales growth underperformed LVP growth by 7.4pp in China. LVP growth in China was tilted to domestic OEMs with typically lower safety content. Domestic OEM LVP in China grew by 18% while LVP declined by 9.5% for global OEMs in China in 2024. Autoliv's sales to domestic OEMs increased by 24% in 2024.

FY 2024 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	(1.7)%	1.4%	(3.2)%	6.6%	0.4%
Main growth drivers	Toyota, Honda, VW	Renault, Mercedes, Ford	Geely, Chery, Changan	Hyundai, Suzuki, Tata	Geely, Mercedes, Renault
Main decline drivers	Stellantis, EV OEM, Nissan	Stellantis, Volvo, Fisker	GM, Honda, EV OEM	Nissan, Mazda, Renault	Stellantis, EV OEM, GM

Light vehicle production development

Full year 2024	Americas	Europe	China	Asia excl. China	Global
LVP (Jan 2025)	(1.7)%	(4.7)%	4.2%	(4.6)%	(1.2)%
LVP (Jan 2024)	1.0%	(2.0)%	(0.5)%	(1.6)%	(0.8)%

Financial Report October - December 2024

Key launches in the fourth quarter 2024

Toyota 4Runner	Nissan Murano	Suzuki DZIRE

Honda Ye S7	Citroen C3 Aircross	Honda Amaze

Acura ADX	Skoda Kylaq	Hyundai Ioniq 9

Lynk&Co Z20	Zeekr Mix	Nio ET9

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial Report October - December 2024

Financial development

Selected Income Statement items

Condensed income statement	Fourth quarter			Full year
(Dollars in millions, except per share data)	2024	2023	Change	2024	2023	Change
Net sales	$2,616	$2,751	(4.9)%	$10,390	$10,475	(0.8)%
Cost of sales	(2,065)	(2,221)	(7.0)%	(8,463)	(8,654)	(2.2)%
Gross profit	551	530	3.8%	1,927	1,822	5.8%
S,G&A	(132)	(120)	9.6%	(530)	(500)	6.0%
R,D&E, net	(74)	(81)	(9.5)%	(398)	(425)	(6.3)%
Other income (expense), net	8	(92)	n/a	(19)	(207)	(91)%
Operating income	353	237	49%	979	690	42%
Adjusted operating income1)	349	334	4.7%	1,007	920	9.5%
Financial and non-operating items, net	(32)	(18)	82%	(105)	(77)	35%
Income before taxes	321	219	47%	875	612	43%
Income taxes	(78)	8	n/a	(227)	(123)	84%
Net income	$243	$227	7.0%	$648	$489	32%

Earnings per share - diluted2)	$3.10	$2.71	14%	$8.04	$5.72	40%
Adjusted earnings per share - diluted1,2)	$3.05	$3.74	(19)%	$8.32	$8.19	1.6%

Gross margin	21.0%	19.3%	1.8pp	18.5%	17.4%	1.2pp
S,G&A, in relation to sales	(5.0)%	(4.4)%	(0.7)pp	(5.1)%	(4.8)%	(0.3)pp
R,D&E, net in relation to sales	(2.8)%	(3.0)%	0.1pp	(3.8)%	(4.1)%	0.2pp
Operating margin	13.5%	8.6%	4.9pp	9.4%	6.6%	2.8pp
Adjusted operating margin1)	13.4%	12.1%	1.2pp	9.7%	8.8%	0.9pp
Tax Rate	24.3%	(3.7)%	28pp	26.0%	20.1%	5.9pp

Other data
No. of shares at period-end in millions2)	77.7	82.6	(6.0)%	77.7	82.6	(6.0)%
Weighted average no. of shares in millions, basic2)	78.3	83.5	(6.3)%	80.2	85.0	(5.7)%
Weighted average no. of shares in millions, diluted2)	78.5	83.7	(6.2)%	80.4	85.2	(5.6)%
1) Non-U.S. GAAP measure, excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. See reconciliation table. 2) Net of treasury shares.

Fourth quarter 2024 development

Gross profit increased by $20 million, and the gross margin increased by 1.8pp compared to the prior year. The improvement was mostly due to that improved customer call-off accuracy supported an improved operational efficiency with around $33 million in lower costs for labor, premium freight and waste and scrap. The gross profit increase was also, to a lesser extent, supported by lower costs related to recalls, insurance and materials. The main offsetting factor to the improvement were negative effects of lower sales.

S,G&A costs increased by $12 million compared to the prior year, mainly due to minor cost increases for several items, including personnel, insurance and IT expenses. S,G&A costs in relation to sales increased from 4.4% to 5.0%.

R,D&E, net costs decreased by $8 million compared to the prior year, with the majority of the improvement coming from higher engineering income. The decrease was also supported to a smaller extent from several items, mainly lower personnel costs and lower costs for samples, prototypes and tools. R,D&E, net, in relation to sales decreased from 3.0% to 2.8%.

Other income (expense), net was positive $8 million, compared to negative $92 million in the same period last year. Almost all of the change was due to lower capacity alignment accruals compared to the prior year.

Operating income increased by $117 million compared to the prior year, due to improvement in Other income (expense), higher gross profit, lower costs for R,D&E, net, partly offset by higher costs for S,G&A, as outlined above.

Adjusted operating income* increased by $16 million compared to the prior year, due to the higher gross profit, and lower costs for R,D&E, net, partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $32 million compared to negative $18 million a year earlier. The increase in costs was mainly due to increased expenses for non-operating items.

Income before taxes increased by $102 million compared to the prior year, mainly due to the higher operating income, partly offset by higher costs for financial and non-operating items.

Tax rate was 24.3% compared to negative 3.7% in the prior year. The higher tax rate was mainly due to discrete tax items, net, in the fourth quarter of 2023 that decreased the tax rate by 47.2pp. That decrease was mainly related to a net deferred tax asset recognized in the fourth quarter of 2023 due to the transfer of certain assets and operations as part of restructuring activities. Discrete tax items, net, decreased the tax rate in the fourth quarter of 2024 by 8.4pp.

Earnings per share, diluted increased by $0.38 compared to the prior year. The main drivers were $1.18 from higher operating income and $0.19 from lower number of outstanding shares, diluted, partly offset by $0.90 from higher taxes and $0.10 from higher financial and non-operating items, net.

Financial Report October - December 2024

Full year 2024 development

Gross profit increased by $106 million, and the gross margin increased by 1.2pp compared to the prior year. The improvement was mostly due to that better customer call-off accuracy supported an improved operational efficiency with around $82 million in lower costs for labor, premium freight and waste and scrap. The gross profit increase was also, to a lesser extent, supported by positive effects from lower material costs. The main offsetting factor to the improvement were negative effects of lower sales.

S,G&A costs increased by $30 million compared to the prior year. The main reason for the cost increase was higher costs for personnel, due to the high wage inflation. S,G&A costs in relation to sales increased from 4.8% to 5.1%.

R,D&E, net costs decreased by $27 million compared to the prior year. Higher engineering income explained almost the entire improvement. R,D&E, net, in relation to sales decreased from 4.1% to 3.8%.

Other income (expense), net was negative $19 million compared to negative $207 million last year. Almost all of the change was due to lower capacity alignment accruals compared to the prior year.

Operating income increased by $290 million compared to the prior year, mainly due to lower capacity alignment accruals, and the increase in gross profit, as outlined above.

Adjusted operating income* increased by $87 million compared to the prior year, mainly due to higher gross profit and lower R,D&E, net partly offset by higher costs for S,G&A, as outlined above.

Financial and non-operating items, net, was negative $105 million compared to negative $77 million a year earlier. The change was mainly due to increased interest expense as the result of higher debt and higher interest rates, and increased expenses for non-operating items.

Income before taxes increased by $263 million compared to the prior year, mainly due to the increase in operating income and financial and non-operating items, net, as outlined above.

Tax rate was 26.0% compared to 20.1% in the same period last year. The higher tax rate was mainly due to discrete tax items, net, in the prior year decreased the tax rate by 17.3pp. Discrete tax items, net, decreased the tax rate in 2024 by 4.8pp. In addition, country mix impacted the 2024 tax rate favorably by 6.1pp compared to the prior year.

Earnings per share, diluted increased by $2.32 compared to a year earlier. The main drivers were $2.83 from higher operating income and $0.45 from lower number of outstanding shares, diluted, partly offset by $0.76 from higher taxes and $0.21 from higher financial and non-operating items, net.

Financial Report October - December 2024

Selected Cash Flow and Balance Sheet items

Selected Cash Flow items	Fourth quarter			Full year
(Dollars in millions)	2024	2023	Change	2024	2023	Change
Net income	$243	$227	7.0%	$648	$489	32%
Depreciation and amortization	98	97	1.7%	387	378	2.5%
Other, net	(29)	(120)	(76)%	(29)	(119)	(76)%
Changes in operating working capital	107	243	(56)%	53	235	(77)%
Operating cash flow	420	447	(6.0)%	1,059	982	7.8%
Capital expenditure, net1)	(132)	(150)	(12)%	(563)	(569)	(1.0)%
Free operating cash flow2)	$288	$297	(3.0)%	$497	$414	20%
Cash conversion3)	118%	131%	(12)pp	77%	85%	(7.9)pp
Shareholder returns
- Dividends paid	(55)	(57)	(3.5)%	(219)	(225)	(3.0)%
- Share repurchases	(102)	(150)	(32)%	(552)	(352)	57%
Cash dividend paid per share	$(0.70)	$(0.68)	2.6%	$(2.74)	$(2.66)	2.9%
Capital expenditures, net in relation to sales	5.0%	5.4%	(0.4)pp	5.4%	5.4%	(0.0)pp

1) Defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment. 2) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Selected Balance Sheet items	Fourth quarter
(Dollars in millions)	2024	2023	Change
Trade working capital1)	$1,115	$1,232	(9.5)%
Trade working capital in relation to sales2)	10.7%	11.2%	(0.5)pp
- Receivables outstanding in relation to sales3)	19.0%	20.0%	(0.9)pp
- Inventory outstanding in relation to sales4)	8.8%	9.2%	(0.4)pp
- Payables outstanding in relation to sales5)	17.2%	18.0%	(0.8)pp
Cash & cash equivalents	330	498	(34)%
Gross Debt6)	1,909	1,862	2.5%
Net Debt7)	1,554	1,367	14%
Capital employed8)	3,840	3,937	(2.5)%
Return on capital employed9)	35.8%	24.4%	11pp
Total equity	2,285	2,570	(11)%
Return on total equity10)	42.5%	36.0%	6.5pp
Leverage ratio11)	1.2	1.2	0.0pp

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-U.S. GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-U.S. GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Fourth quarter 2024 development

Changes in operating working capital impacted operating cash flow by $107 million positive compared to an impact of $243 million positive in the prior year. The $107 million positive impact for the quarter was mainly a result of $108 million in lower receivables and other assets, $26 million in lower inventories, and $45 million from changes in income tax liability partly offset by $72 million in lower accounts payables. These changes are within normal variations related to timings, except for the lower inventories which is related to improved customer call of accuracy.

Other, net was $29 million negative compared to $120 million negative in the prior year. The $29 million negative impact in the quarter was mainly related to a lower amount of deferred taxes.

Operating cash flow decreased by $27 million to $420 million compared to the prior year, mainly due to changes in operating working capital were less positive than in the prior year, partly offset by less negative impact from other net and higher net income, as outline above.

Capital expenditure, net decreased by $18 million compared to the prior year. The level of Capital expenditure, net, in relation to sales declined to 5.0% versus 5.4% a year earlier. The lower level of capital expenditure, net is mainly related to lower activity level of footprint optimization in Europe and Americas and less capacity expansion, especially in Asia.

Free operating cash flow* was positive $288 million compared to positive $297 million in the prior year. The decrease was due to the lower operating cash flow partly offset by the lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 118% in the quarter.

Financial Report October - December 2024

Trade working capital* decreased by $117 million compared to the prior year, where the main drivers were $204 million in lower accounts receivables, $179 million in lower accounts payable and $91 million in lower inventories. In relation to sales, trade working capital decreased from 11.2% to 10.7%. The improvement in trade working capital is a result of our multi-year working capital improvement program and an improvement in customer call-off accuracy enabling a more efficient inventory management.

Cash and cash equivalents as of December 31, 2024 was around $0.3 billion, while committed, unused loan facilities, was around $1.2 billion.

Net debt* was $1,554 million as of December 31, 2024, which was $187 million higher than a year earlier, mainly because dividends paid and share repurchases were higher than free operating cash flow in 2024.

Total equity as of December 31, 2024, decreased by $284 million compared to December 31, 2023. This was mainly due to $219 million in dividend payments and share repurchases including taxes of $558 million and $161 million negative currency translation effects, partly offset by positive net income of $648 million.

Leverage ratio*: On December 31, 2024, the Company had a leverage ratio of 1.2x compared to 1.2x on December 31, 2023, as the 12 months trailing adjusted EBITDA* increased by around $97 million while net debt* per the policy increased by around $181 million.

Full year 2024 development

Operating cash flow increased by $77 million compared to the same period last year, to $1,059 million, mainly due to higher net income and less positive effects from income tax liability, partly offset by less positive effects from decreased operating working capital. The changes between the years are within normal variations related to timing, except for the lower inventories which is related to improved customer call of accuracy.

Capital expenditure, net decreased by $6 million. Capital expenditure, net in relation to sales was stable at 5.4% versus 5.4% the prior year period. The 2024 level is slightly above what we expect for the longer term, due to investments in capacity, mainly in Asia, and in footprint optimization, mainly in Europe and Japan.

Free operating cash flow* was positive $497 million, compared to positive $414 million in the prior year. The improvement was due to the higher operating cash flow.

Cash conversion* defined as free operating cash flow* in relation to net income, was 77% in the period.

Headcount

	Dec 31	Sep 30	Dec 31
	2024	2024	2023
Headcount	65,200	67,200	70,300
Whereof: Direct headcount in manufacturing	48,000	49,800	52,400
Indirect headcount	17,200	17,400	17,800
Temporary personnel	9%	9%	11%

As of December 31, 2024, total headcount (Full Time Equivalent) decreased by around 5,100, or 7.3%, compared to a year earlier, more than twice the 3.3% organic sales* decline. The indirect workforce decreased by around 600, or 3.4%, mainly reflecting our structural reduction initiatives. The direct workforce decreased by approximately 4,500, or 8.6%. The decrease was supported by an improvement in customer call-off accuracy in the second half year which enabled us to accelerate operating efficiency improvements.

Compared to September 30, 2024, total headcount (Full Time Equivalent) decreased by around 2,000, or 3.0%. Indirect headcount decreased by around 100, or 0.6%, while direct headcount decreased by approximately 1,900, or 3.8%.

Financial Report October - December 2024

2024 Sustainability Development

Sustainability is an integral part of our business strategy and an important driver for market differentiation and stakeholder value creation. Our sustainability approach is based on four focus areas, with broad ambitions and more specific short-term targets defined for each area. We are a signatory of the UN Global Compact and our work and policies, such as our Code of Conduct, are aligned with international frameworks such as the ILO core conventions and the OECD Guidelines.

Highlighting our core business of Saving More Lives, we continued pioneering the emerging area of equity in vehicle safety by broadening test models to include more body shapes and parameters such as age and gender. We also engage with researchers and policy makers on how to better protect vulnerable road users.

Within Health & Safety we significantly improved our Recordable Incident Rate. We continued the work of integrating health and safety into our operations, with a focus on proactive measures and high-risk activities.

Renewable electricity and GHG emissions: in own operations, focus remained on reducing GHG emissions from own operations (scope 1+2) through energy efficiency and increasing the use of renewable electricity. Scope 1+2 emissions decreased 15% compared to 2023, and operational GHG emissions intensity improved. The share of renewable electricity increased to 30%, and we took the first steps in the implementation of large-scale solar power generation in Utah.

Within Supply chain sustainability, we carried out the annual supplier climate survey covering all direct material suppliers, to help us understand their readiness to meet our requirements and contribute to meeting our net-zero supply chain ambition. We also began integrating climate performance into the supplier selection process and launched a climate accelerator program to support our suppliers.

We continued assessing how we best meet current and future sustainability-related requirements and expectations. To guide future CSRD reporting, we carried out a double materiality assessment as well as impact assessments of topics related to CSDDD compliance.

Financial Report October - December 2024

Other Items

•
On November 11, 2024, Autoliv announced an increase of its quarterly dividend by 3% to $ 0.70 per share and an extension of its share repurchase program until the end of 2025, with no other changes to the authorization.
•
On December 12, 2024 Autoliv announced that Jiangling Motors Co., Ltd (JMC), a renowned Chinese automotive manufacturer, and Autoliv (Shanghai) Management Co., Ltd, will start a new strategic cooperation to advance innovation and support global expansion. JMC is a leading company in China's commercial vehicle industry and a new force in passenger vehicles.
•
On December 16, 2024, Fitch Ratings assigned Autoliv, Inc. a Long-Term Issuer Default Rating (IDR) of 'BBB+ with a Stable Outlook. Fitch has also assigned the Company's senior unsecured debt a 'BBB+ rating.

•
Autoliv plans to host a Capital Markets Day on June 3, 2025. More details will be announced at a later date.
•
In Q4 2024, Autoliv repurchased and retired 1.04 million shares of common stock at an average price of $97.71 per share under the Autoliv 2022-2025 stock purchase program. Autoliv also retired 2 million shares of common stock that had been held in treasury unrelated to the repurchases in the quarter.
•
The Company set May 8, 2025 as the date for its 2025 annual meeting of stockholders. The meeting will be a hybrid meeting, conducted virtually and in-person in the Detroit metropolitan area. The stockholders of record at the close of business on March 12, 2025 will be entitled to be present and vote at the meeting.

Next Report Autoliv intends to publish the quarterly earnings report for the first quarter of 2025 on Wednesday, April 16, 2025.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on January 31, 2025.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January 2024, October 2024 and January 2025. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report October - December 2024

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; geopolitical instability, including the ongoing war between Russia and Ukraine and the hostilities in the Middle East; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products;

customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; including changes in trade policy and tariffs, our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our medium term financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report October - December 2024

Consolidated Statements of Income

	Fourth quarter		Full year
(Dollars in millions, except per share data, unaudited)	2024	2023	2024	2023
Airbags, Steering Wheels and Other1)	$1,760	$1,864	$7,023	$7,055
Seatbelt products and Other1)	856	887	3,367	3,420
Total net sales	2,616	2,751	10,390	10,475

Cost of sales	(2,065)	(2,221)	(8,463)	(8,654)
Gross profit	551	530	1,927	1,822

Selling, general & administrative expenses	(132)	(120)	(530)	(500)
Research, development & engineering expenses, net	(74)	(81)	(398)	(425)
Other income (expense), net	8	(92)	(19)	(207)
Operating income	353	237	979	690

Income from equity method investments	2	1	7	5
Interest income	3	3	13	13
Interest expense	(27)	(25)	(107)	(93)
Other non-operating items, net	(10)	3	(16)	(3)
Income before income taxes	321	219	875	612

Income taxes	(78)	8	(227)	(123)
Net income	243	227	648	489

Less: Net income attributable to non-controlling interest	0	0	1	1
Net income attributable to controlling interest	$243	$227	$646	$488

Earnings per share - diluted	$3.10	$2.71	$8.04	$5.72
1) Including Corporate sales.

Financial Report October - December 2024

Consolidated Balance Sheets

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions, unaudited)	2024	2024	2024	2024	2023
Assets
Cash & cash equivalents	$330	$415	$408	$569	$498
Receivables, net	1,993	2,192	2,090	2,194	2,198
Inventories, net	921	997	936	997	1,012
Prepaid expenses	167	172	193	180	173
Other current assets	72	90	76	71	93
Total current assets	3,483	3,865	3,703	4,011	3,974

Property, plant & equipment, net	2,239	2,317	2,197	2,192	2,192
Operating leases right-of-use assets	158	173	167	177	176
Goodwill and intangible assets, net	1,375	1,386	1,379	1,381	1,385
Investments and other non-current assets	548	565	564	564	606
Total assets	7,804	8,306	8,010	8,324	8,332

Liabilities and equity
Short-term debt	387	624	455	310	538
Accounts payable	1,799	1,881	1,858	1,855	1,978
Accrued expenses	1,056	1,189	1,120	1,129	1,135
Operating lease liabilities - current	41	44	41	41	39
Other current liabilities	351	297	312	323	345
Total current liabilities	3,633	4,034	3,785	3,658	4,035

Long-term debt	1,522	1,586	1,540	1,830	1,324
Pension liability	153	147	140	149	159
Operating lease liabilities - non-current	118	130	127	134	135
Other non-current liabilities	92	110	106	111	109
Total non-current liabilities	1,885	1,974	1,913	2,224	1,728

Total parent shareholders’ equity	2,276	2,288	2,298	2,428	2,557
Non-controlling interest	10	10	13	13	13
Total equity	2,285	2,298	2,311	2,442	2,570

Total liabilities and equity	$7,804	$8,306	$8,010	$8,324	$8,332

Financial Report October - December 2024

Consolidated Statements of Cash Flow

	Fourth quarter		Full year
(Dollars in millions, unaudited)	2024	2023	2024	2023
Net income	$243	$227	$648	$489
Depreciation and amortization	98	97	387	378
Other, net	(29)	(120)	(29)	(119)
Net change in operating working capital:
Receivables and other assets	108	82	114	(213)
Inventories	26	5	28	(22)
Accounts payable and accrued expenses	(72)	88	(95)	426
Income taxes	45	69	6	43
Net cash provided by operating activities	420	447	1,059	982

Expenditures for property, plant and equipment	(139)	(152)	(579)	(572)
Proceeds from sale of property, plant and equipment	7	3	17	4
Net cash used in investing activities	(132)	(150)	(563)	(569)

Net decrease (increase) in short term debt	(211)	(54)	(126)	61
Decrease in long-term debt	(54)	-	(306)	(533)
Increase in long-term debt	-	2	526	559
Dividends paid	(55)	(57)	(219)	(225)
Share repurchases	(102)	(150)	(552)	(352)
Common stock options exercised	0	0	1	1
Dividend paid to non-controlling interests	-	(0)	(5)	(1)
Net cash used in financing activities	(422)	(258)	(680)	(490)

Effect of exchange rate changes on cash	49	(16)	16	(20)
Increase (decrease) in cash and cash equivalents	(84)	23	(168)	(96)
Cash and cash equivalents at period-start	415	475	498	594
Cash and cash equivalents at period-end	$330	$498	$330	$498

Financial Report October - December 2024

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2024	2024	2024	2024	2023
Total current assets	$3,483	$3,865	$3,703	$4,011	$3,974
Total current liabilities	(3,633)	(4,034)	(3,785)	(3,658)	(4,035)
Working capital (U.S. GAAP)	(150)	(169)	(83)	353	(61)
Less: Cash and cash equivalents	(330)	(415)	(408)	(569)	(498)
Prepaid expenses	(167)	(172)	(193)	(180)	(173)
Other current assets	(72)	(90)	(76)	(71)	(93)
Less: Short-term debt	387	624	455	310	538
Accrued expenses	1,056	1,189	1,120	1,129	1,135
Operating lease liabilities - current	41	44	41	41	39
Other current liabilities	351	297	312	323	345
Trade working capital (non-U.S. GAAP)	$1,115	$1,307	$1,169	$1,336	$1,232

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2024	2024	2024	2024	2023
Receivables, net	$1,993	$2,192	$2,090	$2,194	$2,198
Inventories, net	921	997	936	997	1,012
Accounts payable	(1,799)	(1,881)	(1,858)	(1,855)	(1,978)
Trade working capital (non-U.S. GAAP)	$1,115	$1,307	$1,169	$1,336	$1,232

	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2022	2021	2020
Total current assets	$3,714	$3,675	$4,269
Total current liabilities	(3,642)	(2,821)	(3,147)
Working capital (U.S. GAAP)	72	853	1,122
Less: Cash and cash equivalents	(594)	(969)	(1,178)
Prepaid expenses	(160)	(174)	(401)
Other current assets	(84)	(55)	(70)
Less: Short-term debt	711	346	302
Accrued expenses	915	996	1,270
Operating lease liabilities - current	39	38	37
Other current liabilities	283	297	284
Trade working capital (non-U.S. GAAP)	$1,183	$1,332	$1,366

	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2022	2021	2020
Receivables, net	$1,907	$1,699	$1,822
Inventories, net	969	777	798
Accounts payable	(1,693)	(1,144)	(1,254)
Trade working capital (non-U.S. GAAP)	$1,183	$1,332	$1,366

Financial Report October - December 2024

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2024	2024	2024	2024	2023
Short-term debt	$387	$624	$455	$310	$538
Long-term debt	1,522	1,586	1,540	1,830	1,324
Total debt	1,909	2,210	1,996	2,140	1,862
Cash & cash equivalents	(330)	(415)	(408)	(569)	(498)
Debt issuance cost/Debt-related derivatives, net	(24)	(9)	(8)	(9)	3
Net debt	$1,554	$1,787	$1,579	$1,562	$1,367

			Dec 31	Dec 31	Dec 31
(Dollars in millions)			2022	2021	2020
Short-term debt			$711	$346	$302
Long-term debt			1,054	1,662	2,110
Total debt			1,766	2,008	2,411
Cash & cash equivalents			(594)	(969)	(1,178)
Debt issuance cost/Debt-related derivatives, net			12	13	(19)
Net debt			$1,184	$1,052	$1,214

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Dec 31	Sep 30	Dec 31
(Dollars in millions)	2024	2024	2023
Net debt1)	$1,554	$1,787	$1,367
Pension liabilities	153	147	159
Debt per the Policy	$1,708	$1,934	$1,527

Net income2)	$648	$632	$489
Income taxes2)	227	141	123
Interest expense, net2, 3)	95	93	80
Other non-operating items, net2)	16	4	3
Income from equity method investments2)	(7)	(6)	(5)
Depreciation and amortization of intangibles2)	387	385	378
Adjustments2), 4)	27	128	230
EBITDA per the Policy (Adjusted EBITDA)	$1,394	$1,376	$1,297

Leverage ratio	1.2	1.4	1.2

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Capacity alignments, antitrust related matters and for FY2023 the Andrews litigation settlement. See Items Affecting Comparability below.

Financial Report October - December 2024

Reconciliation of GAAP measure "Operating cash flow" to "Free operating cash flow" and "Cash conversion"

Management uses the non-U.S. GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Fourth quarter		Full year
(Dollars in millions)	2024	2023	2024	2023
Net income	$243	$227	$648	$489
Depreciation and amortization	98	97	387	378
Other, net	(29)	(120)	(29)	(119)
Changes in operating working capital, net	107	243	53	235
Operating cash flow	420	447	$1,059	$982
Expenditures for property, plant and equipment	(139)	(152)	(579)	(572)
Proceeds from sale of property, plant and equipment	7	3	17	4
Capital expenditure, net1)	(132)	(150)	(563)	(569)
Free operating cash flow2)	$288	$297	$497	$414
Cash conversion3)	118%	131%	77%	85%

1) Defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year
(Dollars in millions)	2022	2021	2020
Net income	$425	$437	$188
Depreciation and amortization	363	394	371
Gain on divestiture of property	(80)	-	-
Other, net	(54)	(15)	13
Changes in operating working capital, net	58	(63)	277
Operating cash flow	713	754	849
Expenditures for property, plant and equipment	(585)	(458)	(344)
Proceeds from sale of property, plant and equipment	101	4	4
Capital expenditure, net1)	(485)	(454)	(340)
Free operating cash flow2)	$228	$300	$509
Cash conversion3)	54%	69%	270%

1) Defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment. 2) Operating cash flow less Capital expenditure, net. 3) Free operating cash flow relative to net income.

Financial Report October - December 2024

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" "and "average total equity" in footnote to the tables below. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	Fourth quarter		Full year
(Dollars in millions)	2024	2023	2024	2023
Operating income (GAAP)	$353	$237	$979	$690
Non-GAAP adjustments:
Less: Capacity alignments	(6)	96	19	218
Less: The Andrews litigation settlement	-	-	-	8
Less: Antitrust related items	2	1	8	4
Total non-GAAP adjustments to operating income	(4)	97	27	230
Adjusted Operating income (Non-GAAP)	$349	$334	$1,007	$920

(Dollars in millions)	2022	2021	2020
Operating income (GAAP)	$659	$675	$382
Non-GAAP adjustments:
Less: Capacity alignments1)	(61)	8	99
Less: The Andrews litigation settlement	-	-	-
Less: Antitrust related items	-	-	1
Total non-GAAP adjustments to operating income	(61)	8	99
Adjusted Operating income (Non-GAAP)	$598	$683	$482
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report October - December 2024

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	Fourth quarter		Full year
	2024	2023	2024	2023
Operating margin (GAAP)	13.5%	8.6%	9.4%	6.6%
Non-GAAP adjustments:
Less: Capacity alignments	(0.2)%	3.5%	0.2%	2.1%
Less: The Andrews litigation settlement	-	-	-	0.1%
Less: Antitrust related items	0.1%	0.0%	0.1%	0.0%
Total non-GAAP adjustments to operating margin	(0.2)%	3.5%	0.3%	2.2%
Adjusted Operating margin (Non-GAAP)	13.4%	12.1%	9.7%	8.8%

	2022	2021	2020
Operating margin (GAAP)	7.5%	8.2%	5.1%
Non-GAAP adjustments:
Less: Capacity alignments	(0.7)%	0.1%	1.4%
Less: The Andrews litigation settlement	-	-	-
Less: Antitrust related items	-	-	0.0%
Total non-GAAP adjustments to operating margin	(0.7)%	0.1%	1.4%
Adjusted Operating margin (Non-GAAP)	6.8%	8.3%	6.5%

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	Fourth quarter		Full year
(Dollars in millions)	2024	2023	2024	2023
Income before income taxes (GAAP)	$321	$219	$875	$612
Non-GAAP adjustments:
Less: Capacity alignments	(6)	96	19	218
Less: The Andrews litigation settlement	-	-	-	8
Less: Antitrust related items	2	1	8	4
Total non-GAAP adjustments to Income before income taxes	(4)	97	27	230
Adjusted Income before income taxes (Non-GAAP)	$317	$316	$902	$842

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	Fourth quarter		Full year
(Dollars in millions)	2024	2023	2024	2023
Net income (GAAP)	$243	$227	$648	$489
Non-GAAP adjustments:
Less: Capacity alignments	(6)	96	19	218
Less: The Andrews litigation settlement	-	-	-	8
Less: Antitrust related items	2	1	8	4
Less: Tax on non-GAAP adjustments	0	(10)	(5)	(20)
Total non-GAAP adjustments to Net income	(4)	86	22	210
Adjusted Net income (Non-GAAP)	$240	$314	$670	$699

Financial Report October - December 2024

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	Fourth quarter		Full year
(Dollars in millions)	2024	2023	2024	2023
Net income attributable to controlling interest (GAAP)	$243	$227	$646	$488
Non-GAAP adjustments:
Less: Capacity alignments	(6)	96	19	218
Less: The Andrews litigation settlement	-	-	-	8
Less: Antitrust related items	2	1	8	4
Less: Tax on non-GAAP adjustments	0	(10)	(5)	(20)
Total non-GAAP adjustments to Net income attributable to controlling interest	(4)	86	22	210
Adjusted Net income attributable to controlling interest (Non-GAAP)	$239	$313	$668	$697

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	Fourth quarter		Full year
	2024	2023	2024	2023
Earnings per share - diluted (GAAP)	$3.10	$2.71	$8.04	$5.72
Non-GAAP adjustments:
Less: Capacity alignments	(0.08)	1.15	0.24	2.56
Less: The Andrews litigation settlement	-	-	-	0.09
Less: Antitrust related items	0.03	0.01	0.10	0.05
Less: Tax on non-GAAP adjustments	0.00	(0.13)	(0.06)	(0.24)
Total non-GAAP adjustments to Earnings per share - diluted	(0.05)	1.03	0.28	2.46
Adjusted Earnings per share - diluted (Non-GAAP)	$3.05	$3.74	$8.32	$8.19

Weighted average number of shares outstanding - diluted	78.5	83.7	80.4	85.2

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	Fourth quarter		Full year
	2024	2023	2024	2023
Return on capital employed1) (GAAP)	35.8%	24.4%	25.0%	17.7%
Non-GAAP adjustments:
Less: Capacity alignments	(1.0)%	8.5%	0.4%	5.1%
Less: The Andrews litigation settlement	-	-	-	0.2%
Less: Antitrust related items	0.4%	0.1%	0.2%	0.1%
Total non-GAAP adjustments to Return on capital employed1)	(0.6)%	8.5%	0.6%	5.3%
Adjusted Return on capital employed1) (Non-GAAP)	35.2%	32.9%	25.6%	23.1%

Annualized adjustment2) on Return on capital employed1)	$(16)	$388	$27	$230

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report October - December 2024

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	Fourth quarter		Full year
	2024	2023	2024	2023
Return on total equity1) (GAAP)	42.5%	36.0%	27.2%	19.0%
Non-GAAP adjustments:
Less: Capacity alignments	(1.9)%	11.8%	0.7%	7.5%
Less: The Andrews litigation settlement	-	-	-	0.3%
Less: Antitrust related items	0.7%	0.1%	0.3%	0.1%
Less: Tax on non-GAAP adjustments	0.1%	(1.3)%	(0.2)%	(0.7)%
Total non-GAAP adjustments to Return on total equity1)	(1.1)%	10.6%	0.8%	7.2%
Adjusted Return on total equity1) (Non-GAAP)	41.4%	46.6%	28.0%	26.2%

Annualized adjustment2) on Return on total equity1)	$(15)	$346	$22	$210

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report October - December 2024

(Dollars in millions, except per share data, unaudited)	2024	2023	2022	2021	2020
Sales and Income
Net sales	$10,390	$10,475	$8,842	$8,230	$7,447
Airbags, Steering Wheels and Other1)	7,023	7,055	5,807	5,380	4,824
Seatbelt Products and Other1)	3,367	3,420	3,035	2,850	2,623
Operating income	979	690	659	675	382
Net income attributable to controlling interest	646	488	423	435	187
Earnings per share – basic2)	8.06	5.74	4.86	4.97	2.14
Earnings per share – diluted2)	8.04	5.72	4.85	4.96	2.14
Gross margin3)	18.5%	17.4%	15.8%	18.4%	16.7%
S,G&A in relation to sales	(5.1)%	(4.8)%	(4.9)%	(5.3)%	(5.2)%
R,D&E net in relation to sales	(3.8)%	(4.1)%	(4.4)%	(4.7)%	(5.0)%
Operating margin4)	9.4%	6.6%	7.5%	8.2%	5.1%
Adjusted operating margin5,6)	9.7%	8.8%	6.8%	8.3%	6.5%
Balance Sheet
Trade working capital7)	1,115	1,232	1,183	1,332	1,366
Trade working capital in relation to sales8)	10.7%	11.2%	12.7%	15.7%	13.6%
Receivables outstanding in relation to sales9)	19.0%	20.0%	20.4%	20.0%	18.1%
Inventory outstanding in relation to sales10)	8.8%	9.2%	10.4%	9.2%	7.9%
Payables outstanding in relation to sales11)	17.2%	18.0%	18.1%	13.5%	12.5%
Total equity	2,285	2,570	2,626	2,648	2,423
Total parent shareholders’ equity per share	29.26	30.93	30.30	30.10	27.56
Current assets excluding cash	3,153	3,475	3,119	2,705	3,091
Property, plant and equipment, net	2,239	2,192	1,960	1,855	1,869
Goodwill and Intangible assets	1,375	1,385	1,382	1,395	1,412
Capital employed	3,840	3,937	3,810	3,700	3,637
Net debt6)	1,554	1,367	1,184	1,052	1,214
Total assets	7,804	8,332	7,717	7,537	8,157
Long-term debt	1,522	1,324	1,054	1,662	2,110
Return on capital employed12)	25.0%	17.7%	17.5%	18.3%	10.0%
Return on total equity13)	27.2%	19.0%	16.3%	17.1%	9.0%
Total equity ratio	29%	31%	34%	35%	30%
Cash flow and other data
Operating cash flow	1,059	982	713	754	849
Depreciation and amortization	387	378	363	394	371
Capital expenditures, net	563	569	485	454	340
Capital expenditures, net in relation to sales	5.4%	5.4%	5.5%	5.5%	4.6%
Free operating cash flow6,14)	497	414	228	300	509
Cash conversion6,15)	77%	85%	54%	69%	270%
Direct shareholder return16)	771	577	339	165	54
Cash dividends paid per share	2.74	2.66	2.58	1.88	0.62
Number of shares outstanding (millions)17)	77.7	82.6	86.2	87.5	87.4
Number of employees, December 31	59,500	62,900	61,700	55,900	61,000

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to average total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.